UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 20, 2010

CHINA NUTRIFRUIT GROUP LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-34440	87-0395696
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang 163316
People’s Republic of China
(Address of principal executive offices)

(86) 459-8972870
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Vice President of Sales and Appointment of New Vice President of Sales

On October 19, 2010, Mr. Manjiang Yu resigned from his position as Vice President of Sales of China Nutrifruit Group Limited (the “Company”), effective immediately. Mr. Yu’s resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 19, 2010, the Company’s board of directors appointed Mr. Aijun Wang, age 45, as the new Vice President of Sales, effectively immediately.

The Company entered into an employment agreement with Mr. Wang. Under the terms of the employment agreement, the Company agreed to pay Mr. Wang an annual salary of RMB48,000 (approximately USD$7,200). This brief description of the terms of the employment agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 10.1.

Mr. Aijun Wang. Mr. Wang joined China Nutrifruit as a sales manager in July 2010. Prior to joining China Nutrifruit, he served as general manager of sales at Mu Danjiang Jianxin Cement Limited. Mr. Wang also worked at Mu Danjiang Cement Lime Mining for approximately 20 years, most recently as mine manager, responsible for operations. He holds a bachelor’s degree in economics and management from the Chinese Central Communist Party University.

No family relationship exists between Mr. Wang with any other director or executive officer of the Company nor each other.

There are no arrangements or understandings between Mr. Wang and any other persons pursuant to which he was selected as the Company’s Vice President of Sales. There are no transactions between Mr. Wang and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release regarding the matters described above is filed herewith as Exhibit 99.1.

Adoption of 2010 Equity Incentive Plan

On October 19, 2010, the Board of Directors of the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”) and directed that it be submitted to the shareholders of the Company for approval at the 2010 Annual Meeting of shareholders which is expected to occur on January 12, 2010.

A maximum of 10,000,000 shares of common stock of the Company (subject to adjustment as described in the 2010 Plan) may be issued under the 2010 Plan. Employees, officers, directors, and consultants of the Company and its subsidiaries are eligible to receive stock options, restricted stock, restricted stock units, stock appreciation rights, and other share-based awards. Incentive stock options may be granted only to employees.

The 2010 Plan will be administered by the Company’s Compensation Committee which is comprised of three directors who are “independent directors” within the meaning of the NYSE Amex listing requirements. The Compensation Committee may determine the specific terms and conditions of all Awards (as defined in the 2010 Plan) granted under the 2010 Plan, including, without limitation, the number of shares subject to each Award, the price to be paid for the shares and the vesting criteria, if any.

The Compensation Committee has discretion to make all determinations necessary or advisable for the administration of the 2010 Plan.

The 2010 Plan became effective on October 19, 2010 when it was adopted by the Board, so long as it is approved by the Company’s stockholders at any time within 12 months of such adoption. Upon approval of the 2010 Plan by the stockholders of the Company, all Awards issued pursuant to the 2010 Plan on or after the effective date will be fully effective as if the stockholders of the Company had approved the 2010 Plan on the effective date. If the stockholders fail to approve the 2010 Plan within one year before or after the effective date, any Awards granted thereunder will be null and void and of no effect. The 2010 Plan has a term of 10 years unless it is terminated sooner by the Board.

The foregoing description of the 2010 Plan is qualified in its entirety by reference to the 2010 Plan, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is hereby incorporated by reference.

Salary Increases to Changjun Yu and Jizeng Zhang

On October 19, 2010, the Company’s Compensation Committee approved salary increases for Mr. Changjun Yu, the Company’s CEO and chairman and Jizeng Zhang, the Company’s Administrative Officer and director, effective as of October 1, 2010. Under the new arrangement, Mr. Yu will receive an annual salary of RMB 960,000 (approximately $140,000) and Mr. Zhang will receive an annual salary of RMB 240,000 (approximately $36,000).

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment agreement, dated October 19, 2010, between the Company and Aijun Wang
10.2	China Nutrifruit Group Limited, 2010 Equity Incentive Plan
99.1	Press Release, dated October 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2010	CHINA NUTRIFRUIT GROUP LIMITED

By: /s/ Changjun Yu
Changjun Yu
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment agreement, dated October 19, 2010, between the Company and Aijun Wang
10.2	China Nutrifruit Group Limited, 2010 Equity Incentive Plan
99.1	Press Release, dated October 20, 2010